FOR IMMEDIATE RELEASE
                                                Contact: Ross A. Benavides
                                                         Chief Financial Officer
                                                         (713) 860-2528


   GENESIS ENERGY, L.P. COMPLETES ACQUISITION OF ASSETS FROM DENBURY RESOURCES

         November 17, 2003 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has completed the previously-announced acquisition of an interest in
167.5 Bcf of CO2 under a volumetric production payment, plus certain marketing rights, from Denbury Resources, Inc. (Denbury) for $24.0 million, enabling Genesis to commence a wholesale CO2 marketing business. Simultaneously with this CO2 transaction, Denbury will purchase $4.9 million of Genesis common units. A Denbury subsidiary is the general partner of Genesis.

         Mark J. Gorman, President and CEO of Genesis said, "We are pleased to close this transaction. We want to express our appreciation to the Denbury personnel with whom we worked to complete the acquisition. We look forward to working to with Denbury to develop more strategic opportunities that will mutually benefit our Unitholders and their shareholders."

         Genesis purchased the CO2 assets from Denbury for $24.0 million in cash. Denbury assigned to Genesis an interest in 167.5 Bcf. of CO2 under a volumetric production payment and Denbury's existing long-term CO2 supply agreements with three of its industrial customers. The terms of the industrial sales contracts include minimum take-or pay volumes and maximum delivery volumes. Denbury will also provide processing and transportation services for a fee. For the next five years, based upon current conditions, Genesis projects that approximately $5 million per year in operating income will be generated from this CO2 acquisition.

          Genesis Energy, L.P. operations include crude oil common carrier pipelines, independent gathering and marketing of crude oil, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.



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